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                                                                     Exhibit 5.6

April 30, 2007

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

RE: NORTH AMERICAN PALLADIUM LTD. (THE "CORPORATION")
    AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-10, DATED APRIL 30, 2007

In connection with the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated April 30, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United Sates Securities Act of 1933, as amended (the "Registration Statement"), I, Will Bawden, hereby consent to the use of my name in connection with references to my involvement in the preparation of the Corporation's underground mineral reserve estimate as at December 31, 2006 (the "Mineral Reserve Estimate") and to references to the Mineral Reserve Estimate, or portions thereof, which have been incorporated by reference in the Registration Statement.

Mr. Kris Hutton, engineer in training (EIT) and employee of Lac des Isles Mines Ltd has completed a mine design at the Lac des Isles underground mine in which pillar and stope designs were developed under my guidance and supervision. I have reviewed the above stated underground mine design and it is compliant with industry standards. I have visited the Lac des Isles Mine and inspected the ground conditions at different stages during the mine development.

I also certify that I have read the Registration Statement and I do not have any reason to believe that there are any misrepresentations in the information contained in it or documents incorporated therein by reference that are within my knowledge as a result of the services that I performed in connection with the preparation of the Mineral Reserve Estimate.

Yours truly,


/s/ Dr. Will Bawden
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Dr. Will Bawden